SECOND ADDENDUM TO
                                 CODE OF ETHICS
                                       FOR
                                   PMFM, INC.




THIS ADDENDUM ("Addendum") to that certain Code of Ethics for PMFM, Inc. (the "Code") dated December 31, 2003. All defined terms in this Addendum shall have the same meaning as in the Code unless specifically stated otherwise. In the event there are any inconsistencies between the Code and this Addendum, the provisions of this Addendum control:


1. PMFM, Inc. ("Advisor") wishes to add the following new series of the PMFM Investment Trust to the Code and modify the Code accordingly.

     a. The Code is hereby modified and amended by adding the following new series of the Trust:

          PMFM Core Advantage Portfolio Trust

2. The Advisor has renamed the following series of the PMFM Investment Trust as listed in the Code and wishes to modify the Code accordingly.

     a. The Code is hereby modified and amended to reflect the renaming of the following series of the Trust:

          The name "PMFM Moderate Portfolio Trust" shall be referred to by its new name "PMFM Tactical Preservation Portfolio Trust"


This Addendum is effective this 30th day of November 2004.